UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 23, 2005
General Cable Corporation

(Exact name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12983 (Commission File Number)	06-1398235 (IRS Employer Identification No.)
4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code:          (859) 572-8000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On November 28, 2005, General Cable Corporation, a Delaware corporation (the “Company”), issued a press release with respect to the information set forth below in response to this Item 1.01. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     On November 23, 2005, General Cable Corporation, a Delaware corporation (the “Company”) and certain of its subsidiaries, including its principal U.S. operating subsidiary General Cable Industries, Inc. (“GCI”), entered in an amendment and restatement of their existing asset based senior secured revolving credit facility (the “Senior Revolving Credit Facility”) pursuant to a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”) by and among GCI as the Borrower, the Company and those certain other subsidiaries of the Company party thereto as Guarantors, the several lenders and financial institutions party thereto as the Lenders, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. as Administrative Agent, Collateral Agent and Swingline Lender, National City Business Credit, Inc. as Syndication Agent, Bank of America, N.A. as Documentation Agent, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. and UBS Securities LLC as Joint Lead Arrangers, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc and UBS AG, Stamford Branch as Issuing Banks. This Second Amended and Restated Credit Agreement amends and restates the previous credit agreement governing the Senior Revolving Credit Facility, which was entered into on October 22, 2004, which in turn amended and restated the original credit agreement governing the Senior Revolving Credit Facility, which was entered into on November 23, 2003.
     Pursuant to the Second Amended and Restated Credit Agreement, certain amendments and modifications to the Senior Revolving Credit Facility have been made, including the following:
•	The borrowing limit under the Senior Revolving Credit Facility has been increased from $275 million to $300 million.

•	Provisions have been added permitting future increases to the borrowing limit under the Senior Revolving Credit Facility of up to an addition $50 million (for an aggregate total borrowing limit of up to $350 million) upon the agreement of any one or more of the lenders under the Senior Revolving Credit Facility without the consent of any other lenders or agents.

•	The maturity date on the Senior Revolving Credit Facility has been extended from November 24, 2008 to August 15, 2010.

•	The interest rates on borrowings under the Senior Revolving Credit Facility will now be based on a pricing matrix that will adjust based on the quarterly average excess borrowing availability under the Senior Revolving Credit Facility rather than a pricing matrix based on the fixed charge coverage ratio of the Company and its subsidiaries. The maximum rates of interest that will be charged under the new pricing matrix have been reduced from the maximum rates of interest chargeable under the previous pricing matrix. In addition, certain other fees payable by the Company and its subsidiaries under the Senior Revolving Credit Facility, including fees due with respect to any unused portion of the Senior Revolving Credit Facility, have been reduced.
•	The aggregate amount of acquisitions that may be funded by loans borrowed under the Senior Revolving Credit Facility has been increased from $55 million to $150 million. In addition, the excess availability test to fund such acquisitions has been relaxed. Prior to the amendment, GCI and its domestic and Canadian subsidiaries were required to have $75 million of excess borrowing availability under the Senior Revolving Credit Facility for a period of 90 days prior to the acquisition and on a pro forma basis for a period of two years after the acquisition. As a result of this amendment, the excess borrowing availability requirement was reduced to $50 million and the pro forma projection period was reduced to one year.

•	GCI will be allowed to use monies borrowed under the Senior Revolving Credit Facility to make inter-company loans and/or dividends to the Company in order to fund the Company’s outstanding offer to convert all of the shares of its 5.75% Series A Redeemable Convertible Preferred Stock into common stock of the Company (as announced and commenced on November 9, 2005) including payment of a certain conversion premium being offered to the holders of such Series A Preferred Stock.

•	The amount of restricted payments which GCI is permitted to make to the Company for general uses, which is in addition to other restricted payments which GCI is permitted to make to the Company for specified purposes, has been increased from $2 million to $10 million.

•	Certain restrictive covenants have been eliminated, including the restrictions on the ability of the Company and its subsidiaries to make capital expenditures.

•	The Mexican subsidiaries of the Company have been released from their guaranty of the Senior Revolving Credit Facility, and the pledge of the stock of such Mexican subsidiaries to secure the Senior Revolving Credit Facility is being reduced from 100% to 65%.

•	Other amendments have been made to provide the Company and its Subsidiaries with additional flexibility on other matters including (i) financial covenants, (ii) calculation of the borrowing base, (iii) dominion and control by the Administrative Agent over the cash and deposit accounts of the Company and its subsidiaries, (iv) financing for pending and future offshore acquisition and the ability of debt of foreign businesses being acquired to remain outstanding and (v) the ability of the Company and its Subsidiaries to enter into and make investments in joint ventures.

Item 9.01	Financial Statements and Exhibits.
     (c) The following has been filed as an exhibit to this Form 8-K:
     99.1     General Cable Corporation Press Release dated November 28, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation
November 28, 2005	By:	/s/ Robert J. Siverd
		Name:	Robert J. Siverd
		Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Method of Filing

99.1	General Cable Corporation Press Release dated November 28, 2005	Filed Herewith